Exhibit 99.1

Runway Growth Credit Fund Provides Second Quarter 2020 Portfolio Update

– $60.4 Million of New Loan Commitments

– Total Loan and Investment Originations Since Inception To $645.3 Million and $595.6 in Funded Investments

WOODSIDE, CA, July 9, 2020—Runway Growth Credit Fund Inc. (the “Fund” or “Runway Growth”), a leading lender of growth capital to both venture and non-venture backed companies seeking an alternative to raising equity, provided an operational and portfolio update for the second quarter ended June 30, 2020.

“During the second quarter we originated $60.4 million in new loan commitments, of which, along with advances to existing portfolio companies, $41.2 million was funded. In a challenging environment we were able to successfully close two new investments, including the first transaction in our dedicated life sciences vertical,” said Runway Growth CEO, David Spreng.  “We are especially pleased to support the growth of these outstanding new portfolio companies, proving that we can originate, negotiate, diligence and close transactions in the current COVID-19 environment. In our First Quarter 2020 Portfolio Update we stated we were open for business, with substantial dry powder that we intend to deploy judiciously. We continue to actively review new investment opportunities and provide capital solutions to high quality, growing companies."

Total new loan commitments for the second quarter of 2020 equaled $60.4 million, bringing the total loan and other investment originations for the Fund to $645.3 million since launch.

COVID-19’s Current Impact

Since early March, when the COVID-19 pandemic began to more fully unfold, our primary priority became the health and well-being of our team, while also maintaining our current business operations.  We successfully implemented our business continuity/work-from-home plans and our team has been working together closely from a distance. We continue to closely monitor our portfolio companies and to work with them to identify and assess their current business circumstances and the impact on their teams, business, liquidity, and capital structures.

•	Liquidity and Capital Resources: At 6/30/2020, our available liquidity and capital resources exceeded $175 million, consisting of cash, $75 million in undrawn availability under our $100 million revolving credit facility with KeyBank National Association and CIBC Bank USA, and approximately $100 million in undrawn equity capital commitments from investors in our Second Private Offering.

•	Portfolio Construction and Management: At 6/30/2020, our portfolio included 22 portfolio company debt investments and 27 equity investments (which includes warrants received in conjunction with our debt financings) to a group of well-diversified technology companies, life sciences, healthcare information and services companies, consumer and business services companies, and internet retailers. Our portfolio is diversified by industry, region, and sponsor. We engage in active communications with our portfolio companies as part of our normal business operations and have increased the frequency of our communications as recent macro-and-micro economic factors have dictated. The performance of growth stage and venture-backed companies can be highly variable and impacted by many factors that influence revenue, profitability, and the ability to raise additional capital. We monitor these developments closely in partnership with our portfolio companies.

•	Growth Debt Market and New Investment Activity: While the pace of new investment activity has moderated, we continue to actively evaluate new transactions, albeit with more restrictive credit standards, given continued economic uncertainty. We believe that the demand for capital in our core markets, including our new life sciences vertical, will ultimately remain strong. During the second quarter of 2020, we have seen a significant number of new opportunities in the life sciences market and opportunities in other verticals that we believe would have been served by other sectors of the private credit market, prior to the COVID-19 pandemic and associated market upheaval.

Originations

Runway Growth funded four loans and other investments during the second quarter ended June 30, 2020, including two investments in new portfolio companies and two follow-on investments in existing portfolio companies, as follows:

•	$30 million senior secured term loan commitment to new portfolio company, Intact Vascular, Inc., of which $15 million was funded during the second quarter of 2020. Founded in 2011, Intact Vascular, Inc. is a developer of safe, efficacious and easy-to-use products for patients with vascular disease and the physicians who treat them, including unique dissection repair devices for above- and below-the-knee therapeutic interventions;

•	$30 million senior secured term loan commitment to new portfolio company, CloudPay Holdings Limited, of which $25 million was funded during the second quarter of 2020. Founded in 1996 and based in the United Kingdom, CloudPay provides cloud-based single proprietary platform global payroll and treasury services; and,

•	$1.2 million advances in total to two existing portfolio companies.

Liquidity Events

Runway Growth did not experience any significant liquidity events during the second quarter ended June 30, 2020.

Concluding his remarks, Spreng added: “Our goal is to support passionate entrepreneurs in growing their businesses. We will continue to make prudent growth and venture debt investments as companies seek our financing solutions. We believe that we have a conservative balance sheet with substantial liquidity in the form of cash, unutilized revolving credit capacity and undrawn equity capital commitments from our investors.  Our strategic and business relationships with our partners remain very strong, including with our largest investor and strategic partner Oaktree Capital Management.”

About Runway Growth Capital LLC and Runway Growth Credit Fund, Inc.

Runway Growth Capital LLC is the investment advisor to Runway Growth Credit Fund Inc., a lender of growth capital to companies seeking an alternative to raising equity. Led by industry veteran David Spreng, the Fund provides senior term loans of $10 million to $50 million to fast-growing companies based in the United States and Canada. The Fund is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. For more on the Fund and its manager, Runway Growth Capital LLC, please visit our website at www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Thomas B. Raterman, Chief Financial Officer, tr@runwaygrowth.com

Jay Kolbe, Co-Founder and Senior Managing Partner, Impact Partners jay@Impactpartnerspr.com